Exhibit 21
SUBSIDIARIES
American Sports Licensing, Inc., a Delaware corporation (f/k/a Dick’s Asset Management)
DSG of Virginia, LLC, a Virginia limited liability company
Galyan’s Trading Company, Inc., an Indiana corporation
Galyan’s of Virginia, Inc., a Virginia corporation
Galyan’s Nevada, Inc., a Nevada corporation

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